Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

State of Incorporation
Northeast Utilities (a Massachusetts business trust)	MA
The Connecticut Light and Power Company	CT
North Atlantic Energy Corporation	NH
North Atlantic Energy Service Corporation	NH
Northeast Nuclear Energy Company	CT
Northeast Utilities Service Company	CT
NU Enterprises, Inc.	CT
Public Service Company of New Hampshire	NH
PSNH Funding LLC	DE
The Rocky River Realty Company	CT
Western Massachusetts Electric Company	MA
WMECO Funding LLC	DE
Yankee Energy System, Inc.	CT
Yankee Gas Services Company	CT
NU Transmission Ventures, Inc.	CT
Northern Pass Transmission LLC	NH